Exhibit 107

Calculation of Filing Fee Table

FORM S-8
(Form Type)

Mercury Systems, Inc.
(Exact Name of the Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum aggregate offering price (2)	Fee Rate	Amount of registration fee
Equity	Common stock, par value $0.01 per share	Other	1,000,000	$29.37	$29,370,000.00	0.00014760	$4,335.01
Total Offering Amounts					$29,370,000.00	0.00014760	$4,335.01
Total Fee Offsets							$0.00
Net Fee Due							$4,335.01

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers an indeterminate number of additional shares of Common Stock to be offered or sold as a result of the anti-dilution provisions of the Mercury Systems, Inc. 2024 Employee Stock Purchase Plan, including to prevent dilution resulting from any reorganization, recapitalization, reclassification, stock dividend, stock split, or other similar change.
(2)	Calculated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of determining the amount of the registration fee, based on the average of the high and low prices of our Common Stock on the Nasdaq Global Select Market on May 3, 2024.